Exhibit 10.3

Transportation and Logistics Systems, Inc.

110 Chestnut Ridge Road, Suite 444

Montvale, New Jersey 07645

October 22, 2026

Mercer Street Global Opportunity Fund LLC

1111 Brickell Avenue | Suite 2920 | Miami, FL 33131

Re:	Transportation and Logistics Systems, Inc.

Ladies and Gentleman:

Reference is made to that certain letter agreement, dated October 22, 2026, by and between the Borrower and the Lenders, as defined herein. Reference is also made to those certain promissory notes, each dated at or about the date hereof (collectively, the “Notes” and individually, a “Note”), issued by Transportation and Logistics Systems, Inc., a Nevada corporation (and together with its successors and assigns, collectively, the “Borrower”), payable to the order of the Lender identified in the applicable Note (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Notes.

By way of this letter agreement, the Borrower and the Lenders continue to acknowledge and agree as follows:

(a) The Lenders are providing the loans under the Notes as an accommodation and reserve the right to have the Borrower enter into definitive transaction documents containing such customary terms and conditions, schedules, and exhibits as appropriate for a transaction of this sort, as Lenders may reasonably determine.

(b) The proceeds from the Notes shall be used solely for the following purposes:

(i)	Preparation and submission of any requisite Company SEC and OTC filings;

(ii)	Such tax-related and other activities as may be necessarily and legally required from time to time to restore the Company to good standing from applicable tax and compliance perspectives;

(iii)	Transfer Agent Costs; and

(iv)	Fees for routine litigation matters in the ordinary course of business.

(c) the Notes are in parity to those notes set forth on Exhibit A hereto.

The Borrower and the Lenders shall each use all good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to carry out the intent and purposes of this letter agreement.

This letter agreement and the Notes shall constitute the entire agreement between the parties hereto pertaining to the subject matter hereof. This letter agreement may be amended by a written instrument signed by the parties hereto. All rights and obligations hereunder will be governed by the laws of the State of Nevada, without regard to the conflicts of law provisions of such jurisdiction. This letter agreement may be executed, including by means of electronic signature or pdfs, in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Sincerely,

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:	/s/Sebastian Giordano
Name:	Sebastian Giordano
Title:	CEO

Acknowledged, Agreed and Accepted:

Mercer Street Global Opportunity Fund LLC

By:	/s/Jonathan Juchno
Name:	Jonathan Juchno
Title:	Managing Member

[Signature Page to Side Letter]

Exhibit A

List of Notes that are in Parity to the Notes

NOTES PAYABLE	Orig Date	Date of maturity
C/M Capital Master Fund, LP	1/9/2026	12/31/2026	75,000
C/M Capital Master Fund, LP	4/24/2026	12/31/2026	100,000
Total notes payable			$175,000